Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

Management Updates Fiscal 2011 Earnings Guidance

Secaucus, New Jersey – November 17, 2011 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced third quarter net sales of $484.1 million for the thirteen weeks ended October 29, 2011, a 7% increase compared to $453.4 million in the third quarter of fiscal 2010. Comparable retail sales increased 0.9% in the quarter.

Gross margin expanded 110 basis points to 41.3% for the third quarter of 2011, compared to 40.2% the prior year. Income from continuing operations after tax was $33.7 million, or $1.33 per diluted share, in the third quarter of 2011, compared to $31.2 million, or $1.14 per diluted share, in the third quarter of 2010.

Jane Elfers, President and Chief Executive Officer, commented, “The Children’s Place delivered solid financial results for the quarter, including positive comparable retail sales, accelerated total sales growth, continued gross margin expansion and a strong earnings per share increase. We attribute these results to a combination of our enhanced merchandise offerings, our intense focus on inventory management and the momentum from our other strategic growth initiatives which enabled us to drive sales and expand margin despite significantly higher product costs and a difficult macroeconomic environment.”

Fiscal Year-to-Date
Net sales increased 3% to $1,258.4 million fiscal year-to-date 2011, compared to $1,220.8 million for the same period last year. Comparable retail sales declined 2.4% fiscal year-to-date.

Gross margin expanded 70 basis points to 39.7%, compared to 39.0% fiscal year-to-date 2010. Income from continuing operations after tax was $53.0 million, or $2.05 per diluted share, fiscal year-to-date 2011, compared to $50.9 million, or $1.83 per diluted share, last year.

Store Openings and Closures
During the third quarter of 2011, The Children’s Place opened 18 stores and closed two. Fiscal year-to-date 2011, the Company has opened 88 stores and closed seven.

Share Repurchase Program
During the third quarter of fiscal 2011, the Company repurchased 647 thousand shares for approximately $27.9 million. Fiscal year-to-date 2011, the Company repurchased 1.6 million shares for approximately $74.5 million. At the end of the third quarter, $35.6 million of the $100 million share repurchase program authorized in March 2011 remained available for future share repurchases. Under the 2011 share repurchase program, the Company may repurchase shares in the open market at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market and business conditions. The Company may suspend or discontinue the program at any time, and may thereafter reinstitute purchases, all without prior announcement.

PLCE – Third Quarter 2011 Financial Results

Outlook
The Company updated its guidance for fiscal 2011 and now projects earnings per diluted share from continuing operations will be in the range of $3.24 to $3.29 for fiscal 2011, compared to its previous guidance of $3.13 to $3.25. The Company is providing initial guidance for earnings per diluted share from continuing operations for the fourth quarter of 2011 to be in the range of $1.19 to $1.24, assuming flat to slightly positive comparable retail sales.

The Company expects gross margin expansion of 30 to 50 basis points in fiscal 2011 due to a higher IMU, lower markdowns and disciplined inventory management. SG&A is expected to deleverage 60 to 80 basis points, as the Company anticipates higher variable and equity compensation payout in fiscal 2011. In addition, the Company plans to remodel 12 stores in January 2012 which is expected to negatively impact earnings by approximately 4 cents per diluted share for the fourth quarter and fiscal 2011.

The earnings guidance for the fourth quarter and fiscal 2011 assumes that currency exchange rates will remain where they are today, and does not include the impact of further potential share repurchases.

Conference Call Information
The Children’s Place will host a conference call to discuss its third quarter 2011 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children's Place” brand name. As of October 29, 2011, the Company operated 1,076 stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding sales, gross margin and earnings per diluted share from continuing operations. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 29, 2011. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by a further downturn in the economy or by other factors such as increases in the cost of gasoline and food, and the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:                                Jane Singer, VP, Investor Relations, (201) 453-6955

(Tables Follow)

Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
Net sales	$484,085	$453,395	$1,258,399	$1,220,829
Cost of sales	284,034	271,052	759,136	745,208
Gross profit	200,051	182,343	499,263	475,621
Selling, general and administrative expenses	126,741	114,210	355,348	334,946
Asset impairment charges	369	354	1,747	2,506
Depreciation and amortization	18,493	17,738	54,722	53,562
Operating income	54,448	50,041	87,446	84,607
Interest (expense), net	(70)	(390)	(655)	(1,227)
Income from continuing operations before
income taxes	54,378	49,651	86,791	83,380
Provision for income taxes	20,686	18,493	33,792	32,483
Income from continuing operations	33,692	31,158	52,999	50,897
Income from discontinued operations,
net of income taxes	-	151	-	81
Net income	$33,692	$31,309	$52,999	$50,978

Basic earnings per share amounts
Income from continuing operations	$1.34	$1.16	$2.07	$1.86
Income from discontinued operations	-	0.01	-	-
Net income	$1.34	$1.16	$2.07	$1.86
Basic weighted average common shares outstanding	25,121	26,907	25,657	27,415

Diluted earnings per share amounts
Income from continuing operations	$1.33	$1.14	$2.05	$1.83
Income from discontinued operations	-	0.01	-	-
Net income	$1.33	$1.15	$2.05	$1.84
Diluted weighted average common shares outstanding	25,279	27,238	25,868	27,764

Note: Table may not add due to rounding

Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 29,	January 29,	October 30,
	2011	2011*	2010
Assets:

Cash and investments	$152,621	$185,915	$172,745
Accounts receivable	25,867	16,121	20,945
Inventories	256,425	210,523	232,902
Other current assets	54,448	65,142	71,326
Total current assets	489,361	477,701	497,918

Property and equipment, net	326,623	320,601	317,564
Other assets, net	58,196	56,029	59,961
Total assets	$874,180	$854,331	$875,443

Liabilities and Stockholders' Equity:

Accounts payable	$54,960	$50,730	$79,626
Accrued expenses and other current liabilities	94,161	79,666	97,853
Total current liabilities	149,121	130,396	177,479

Other liabilities	118,418	116,208	118,291
Total liabilities	267,539	246,604	295,770

Stockholders' equity	606,641	607,727	579,673

Total liabilities and stockholders' equity	$874,180	$854,331	$875,443

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

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